Exhibit 23.4

October 9, 2007

Mr. Zhang Longgen

Chief Financial Officer

Xinyuan Real Estate Co., Ltd.

No. 18 Xinyuan Road, Zhengzhou, Henan 450011

People’s Republic of China

Subject:    WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

Dear Ms. Zhang:

We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of Xinyuan Real Estate Co., Ltd. (the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Registration Statement on Form F-1 of the Company and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. Our valuation reports were used as part of the Company’s analysis and due diligence in reaching their value determination as stated in this registration.

Yours faithfully,

AMERICAN APPRAISAL CHINA LIMITED

Valuation / Transaction Consulting / Real Estate Advisory / Fixed Asset Management